Exhibit 10(b)

Adopted August 13, 2003

2002 NON-EMPLOYEE DIRECTOR STOCK PLAN

     WHEREAS, the 2002 Non-Employee Director Stock Plan (the “Plan”) was effective upon the approval of shareholders on May 9, 2002.

     WHEREAS, on June 30, 2003, the Securities and Exchange Commission approved new rules proposed and adopted by the New York Stock Exchange that provide, among other things, that if an equity-compensation plan of a listed company contains a formula for automatic increases in the shares available or for automatic grants pursuant to a formula, each such increase or grant will be considered a revision requiring shareholder approval unless the plan has a term of not more than ten years; and

     WHEREAS, the Board of Directors desires to amend the Plan to clarify that the Plan has a term of not more than ten years.

     NOW THEREFORE, BE IT RESOLVED, that the penultimate sentence of the PURPOSE section of the Plan be and it hereby is amended and restated in its entirety as follows:

“No grants shall be made under the Plan after the earlier of the date of the annual meeting of the Company’s shareholders (“annual meeting”) held in the year 2012 or May 8, 2012.”

     FURTHER RESOLVED, that the officers of the Corporation are authorized to do or cause to be done, in the name and on behalf of the Corporation, any and all such acts and things, and to execute, deliver and file, in the name and on behalf of the Corporation, any and all such agreements, applications, certificates and other documents and instruments, as any such officer may deem necessary, advisable or appropriate to effectuate the foregoing resolution consistent with the limitations imposed therein.